EXHIBIT 11.1

Consent of Independent Auditor

We consent to the use in this Post-Qualification Amendment No. 1 of:

(a)

our report dated July 13, 2020, relating to the financial statements of Digital Development Partners, Inc., a Nevada corporation, for the year ended December 31, 2019, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern;

and

(b)	our report dated July 10, 2020, relating to the financial statements of Black Bird Potentials Inc., a Wyoming corporation, for the years ended December 31, 2019 and 2018.

/s/ FARMER, FUQUA & HUFF, P.C.

Farmer, Fuqua & Huff, P.C.

Richardson, TX

December 28, 2020